Exhibit 99.1

MGP INGREDIENTS, INC [logo] 1300 Main Street, P.O. Box 130 • Atchison, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:

MGP INGREDIENTS ANNOUNCES SECOND QUARTER FY 2007 RESULTS

Highlights:

•                  Q2 total sales increase 16% over year ago quarter to $87.6 million

•                  Q2 diluted EPS of $0.40 compared with $0.05 in year-ago quarter

•                  Higher alcohol unit sales and pricing drive distillery segment gains

•                  Ingredients segment reports loss on lower volume, but shows improved pricing

ATCHISON, Kan., February 8, 2007—MGP Ingredients, Inc. (Nasdaq/MGPI) today reported net income of $6,835,000, or $0.40 in diluted earnings per share, for the second quarter of fiscal 2007, which ended December 31, 2006.  This compares with net income of $818,000, or $0.05 in diluted earnings per share, for the second quarter of fiscal 2006.  Income from operations in the second quarter of fiscal 2007 was $11.4 million (pre-tax) compared to income from operations of $982,000 (pre-tax) in the prior year’s second quarter.  Total sales in the second quarter of fiscal 2007 were $87,645,000, an increase of 16 percent above sales of $75,671,000 in the year ago quarter.

The improvement in second quarter operating results was due to higher sales in the distillery products segment.  Distillery products sales rose by approximately $18 million, or 34 percent, above sales in the second quarter of fiscal 2006.  Ingredients sales in the second quarter declined by approximately $6 million, or 27 percent, from the prior year quarter.

  “Very similar to our first quarter results, the sales revenue growth in our distillery segment was strong due to higher alcohol pricing combined with increased unit sales versus a year ago,” said Ladd Seaberg, chairman and chief executive officer. “During this past quarter, we implemented measures to strengthen alcohol production efficiencies.  These measures improved our capacity and permitted higher throughput, which contributed to distillery profits.  The capacity improvements were part of a previously announced plan to incrementally expand our alcohol production capacity by approximately 15 percent.   Complete phase-in of this plan is scheduled to occur by late this summer at a total projected investment of $10 million.”

Seaberg added, “Our food grade beverage and industrial alcohol products are benefiting from strong demand, some of which is supported by the industry shift away from synthetic alcohols in favor of fermentation alcohol.  While we were pleased to report higher income this quarter, we recognize the challenges we face from rising grain costs and volatility in oil and gasoline prices which affects fuel alcohol prices.  Unless these trends become more favorable, we expect them to have an adverse impact on our distillery segment results during the second half of fiscal 2007.   Nevertheless, our game plan remains the same.  We aim to drive our distillery costs lower, with the goal of producing strong cash flows through operating efficiencies and flexible sales contracting strategies.  On the ingredients side, we continue to make progress in the food area by developing a better mix of higher end proteins and starches as evidenced by the increase in the average sales price of our products.”

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ADD 1—MGP INGREDIENTS ANNOUNCES

The company’s second quarter earnings performance in the ingredients segment continued to be negatively impacted primarily by lower unit sales of specialty ingredients for non-food applications combined with increased wheat prices, which averaged 27 percent higher compared to a year ago.  Lower sales of Chewtex® pet resins accounted for a little more than one-half of the sales decline compared to a year ago.  As previously announced, MGPI has had no sales to its former principal customer for this product since May 2006, following a change in the customer’s ownership.

The company also reported lower sales of certain specialty food ingredients compared to last year’s second quarter.  This decrease was largely due to a planned phase-out of low return products to achieve a more profitable product mix.   Combined with yield improvements and strengthened cost efficiencies, this strategy helped to partially offset the impact of reduced sales of specialty ingredients for non-food applications, particularly pet applications.

Segment Results

The following is a summary of sales and pre-tax profits/(loss) allocated to each operating segment for the quarters and six months ended December 31, 2006, and December 31, 2005.  Interest expense, investment income and other general miscellaneous expenses are classified as corporate.

(In thousands)	Second Qtr	Second Qtr	6 Months	6 Months
	FY 2007	FY 2006	FY 2007	FY 2006
Ingredients
Net Sales	$15,963	$22,012	$31,953	$44,462
Pre-Tax Income (Loss)	(4,575)	(2,174)	(8,137)	(2,393)
Distillery Products
Net Sales	$71,682	$53,659	$140,687	$108,255
Pre-Tax Income	15,978	3,856	31,220	10,805
Corporate	($45)	($446)	($910)	($982)

Second Quarter Segment Highlights

Total sales of distillery products in the second quarter of fiscal 2007 rose by approximately $18 million, or 34 percent, compared to the same quarter of fiscal 2006.  This improvement was principally due to a $9.5 million, or 32 percent, increase in sales of fuel grade alcohol and a $7.8 million, or 45 percent, increase in sales of food grade alcohol.  The increased sales of fuel grade alcohol resulted from higher average selling prices, accompanied by an 8 percent increase in unit volume compared to the year ago period.  In the food grade area, sales of alcohol for industrial applications rose by $6.9 million, or 55 percent, while sales of alcohol for beverage applications rose by approximately $1 million, or 19 percent.  The increases in both of these categories resulted from improved prices and increased unit sales.  Sales of distillers feed, the principal by-product of the alcohol production process, increased by approximately $690,000, or 10 percent, over last year’s second quarter as the result of higher average selling prices.

Total ingredient sales in the second quarter of fiscal 2007 decreased by approximately $6 million, or 27 percent, compared to the prior year’s second quarter.  This was mainly due to a 58 percent decline in sales of specialty ingredients for non-food applications, principally the MGPI Chewtex® line of pet-related ingredients.

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ADD 2—MGP INGREDIENTS ANNOUNCES

Second quarter sales revenue from specialty ingredients for food applications declined by approximately 24 percent compared to a year ago as part of the company’s planned reduction of certain products.  The decline resulted from lower unit sales, which were partially offset by improved average selling prices.

Results for Six Months

For the first six months of fiscal 2007, the company had net income of $13,811,000, or $0.82 in diluted earnings per share, on total sales of $172,640,000, compared with net income of $4,549,000, or $0.27 in diluted earnings per share, on sales of $152,717,000 for the first six months of fiscal 2006.  This improvement was primarily due to a $32.4 million, or 30 percent increase, in distillery products sales, which resulted from higher unit sales and increased prices for both food grade and fuel grade alcohol.  Total ingredients sales declined by $12.5 million, or 28 percent, in the first six months of fiscal 2007 compared to the year-ago period.  Food ingredient sales declined 15 percent, while sales of non-food ingredients, mainly related to pet products, declined by 63 percent.

The company’s total operating income of $22.1 million for the six months of fiscal 2007 compares favorably to the $7.6 million in the same period a year ago.  Pre-tax income for the distillery segment increased by $20.4 million over the prior year.  The pre-tax loss in the ingredients segment for the first six months of fiscal 2007 was $8.1 million compared with a pre-tax loss of $2.4 million incurred in the same period in fiscal 2006.

Second Quarter and Year-To-Date Effective Tax Rates

For the second quarter of fiscal 2007, the company’s income tax provision was $4.5 million for an effective rate of 39.8 percent compared to a provision of $418,000 for an effective rate of 33.8 percent for the second quarter of fiscal 2006.  For the first six months of fiscal 2007, the tax provision was $8.4 million for an effective rate of 37.7 percent compared to a provision of $2.9 million for an effective rate of 38.8 percent for the first six months of fiscal 2006.

During the quarter ended December 31, 2006, management reassessed and revised the methodology for deriving applicable deferred tax rates related to valuing deferred tax assets and liabilities.  As a result, the company recorded a one-time $450,000 adjustment to deferred tax expense to reflect the impact of this assessment.  Excluding this one-time adjustment, the company’s effective rate was 35.9 percent and 35.7 percent, respectively, for the quarter and year-to-date periods ended December 31, 2006.

Focus on Technology Platforms and Product Mix to Drive Ingredient Margins

“All eyes are on profit margins,” said Tim Newkirk, president.  “We’ve adopted an ‘Earn or Exit’ approach across all products in the ingredients segment.  Because variable costs represent approximately 70 percent of our total costs, we are directing our resources to an overall product mix that will produce higher blended margins.  For example, in our Wheatex® family of textured wheat proteins, we recently eliminated approximately one quarter of the products which we identified as being non-essential from both a market perspective and margin standpoint.”

Newkirk added, “While the sales of specialty ingredients for food applications are still running below year-ago levels, average selling prices for both specialty starches and proteins were higher than the prior year period.  As we previously stated, we have restructured our ingredients business around key technology platforms to deliver food solutions that are nutritious, delicious and convenient.”

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ADD 3—MGP INGREDIENTS ANNOUNCES

Newkirk said the company’s goal “is to be an extension of our key customers.  This new configuration is supported by a dedicated customer-facing team comprised of R&D and sales.  With better average pricing and a continued focus on costs, we expect that volume growth going forward will bring us closer to our goal of profitability.  Regarding the pet products area, we are aggressively promoting a host of finished retail-ready products for select customers.  For the first six months of the current fiscal year, our new pet sales have gone from almost zero to nearly 8 percent of our total ingredients sales.  Importantly, we provide more of the total product value than we did under our original practice of just producing ingredients for this area.”

Outlook

Seaberg commented, “We look for continued strengthening of operating efficiencies in our distillery segment.  This becomes especially important since, based on current trends, segment earnings in the second half of this fiscal year will be affected by higher corn costs and fluctuations in fuel alcohol pricing.  In the ingredients segment, we plan to maintain our focus on margins by continuing to produce and sell a higher-value mix of specialty starches and proteins and developing new lines of finished pet products.  This may result in lower quantities for a time, making year-to-year comparisons less meaningful on a unit basis going forward.  However, the bottom-line comparisons will be extremely relevant.”

Seaberg also commented on the benefits of MGPI’s new technical innovation center, where the company’s research and development and applications technology departments are being relocated this month.  “This facility will greatly enhance our capabilities in new product development and product formulation work for both segments of our business,” he said.  “It is designed and equipped to serve as a valuable tool in moving us forward in our mission to provide customers with superior product solutions derived from natural sources.”  As previously announced, construction of the technical innovation center and MGPI’s new corporate office building in Atchison began in January, 2006.  The move to the new office building is slated for mid-March.

Investor Conference Call

The company will host an investor conference call today at 10 a.m. central time to review the second quarter results.  Stockholders and other interested parties may listen to the call live via telephone by dialing 866-425-6191 by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.  The conference identification number for entering the call is 8369298.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (vi) our ability to realize operating efficiencies, (vii) the effectiveness of our hedging programs; (viii) access to capital and (ix) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A. Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

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MGP Ingredients, Inc.

CONSOLIDATED STATEMENT OF EARNINGS

	Quarter Ended		Year to Date Ended
(unaudited)	December 31	December 31	December 31	December 31
(Dollars in thousands, except per share)	2006	2005	2006	2005
Net Sales	$87,645	$75,671	$172,640	$152,717
Cost of Sales	71,322	69,931	141,380	134,793
Gross Profit	$16,323	$5,740	31,260	17,924
Selling, General and Administrative Expenses	5,108	5,039	9,967	10,748
Other Operating Income	175	281	771	449
Income from Operations	11,390	982	22,064	7,625
Other Income, Net	200	521	560	637
Interest Expense	(232)	(267)	(451)	(832)
Income Before Income Taxes	11,358	1,236	22,173	7,430
Provision for Income Taxes	4,523	418	8,362	2,881
Net Income	$6,835	$818	13,811	4,549
Other Comprehensive Gain (Loss)	125	393	(65)	258

Comprehensive Income	$6,960	$1,211	$13,746	$4,807

Basic Earnings Per Common Share	$0.42	$0.05	$0.84	$0.28
Diluted Earnings Per Common Share	$0.40	$0.05	$0.82	$0.27

Weighted average shares outstanding — Basic	16,440,705	16,064,041	16,374,787	16,035,482
Weighted average shares outstanding — Diluted	16,965,539	16,666,037	16,902,584	16,601,642

CONSOLIDATED BALANCE SHEETS

(unaudited)	Dec. 31	June 30	(unaudited)	Dec. 31	June 30
(Dollars in thousands)	2006	2006	(Dollars in thousands)	2006	2006

ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:	:		Current Liabilities:
Cash and cash equivalents	$10,479	$14,495	Current maturities of long-term debt	3,761	3,796
Segregated cash and investments	3,146	2,291	Accounts payable	16,211	10,661
Receivables (less allowance of $320)	35,861	32,197	Accrued expenses	5,958	10,028
Inventories	35,339	30,467	Income taxes payable	1,614	4,210
Prepaid expenses	3,256	1,098	Deferred revenue	8,609	9,374
Deferred income tax assets	4,277	1,990	Total Current Liabilities	$36,153	$38,069
Total Current Assets	92,358	82,538
Property and Equipment, At Cost	346,311	336,428	Long-Term Debt	10,612	12,355
Less accumulated depreciation	(221,505)	(214,593)	Post-Retirement Benefits	6,775	6,554
	$124,806	$121,835	Deferred Income Taxes	16,955	12,694
Other Assets	205	211	Stockholders’ Equity	146,874	134,912
	$217,369	$204,584		$217,369	$204,584